Exhibit 99.1

COHEN & COMPANY REPORTS FOURTH QUARTER & FULL YEAR 2018 FINANCIAL RESULTS

Board Declares Dividend of $0.20 per Share

Philadelphia and New York, March 6, 2019 — Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in fixed income markets, today reported financial results for its fourth quarter and full year ended December 31, 2018.

Summary Operating Results

	Three Months Ended			Year Ended
($ in thousands)	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17

Total revenues	$15,621	$12,237	$11,675	$49,386	$47,542
Compensation and benefits	6,425	7,177	5,034	25,385	22,527
Non-compensation operating expenses	6,908	4,704	4,542	20,342	17,613
Operating income	2,288	356	2,099	3,659	7,402
Interest expense, net	(2,282)	(2,185)	(1,848)	(8,487)	(6,178)
Income (loss) before income tax expense (benefit)	6	(1,829)	251	(4,828)	1,224
Income tax expense (benefit)	418	(595)	(1,359)	(841)	(1,211)
Net income (loss)	(412)	(1,234)	1,610	(3,987)	2,435
Less: Net income (loss) attributable to the noncontrolling interest	6	(583)	97	(1,524)	371
Net income (loss) attributable to Cohen & Company Inc.	$(418)	$(651)	$1,513	$(2,463)	$2,064
Fully diluted net income (loss) per share	$(0.37)	$(0.57)	$0.90	$(2.14)	$1.60

•                  Revenues during the three months ended December 31, 2018 increased $3.4 million and $3.9 million from the prior quarter and prior year quarter, respectively.

•                  The increase from the prior quarter was comprised primarily of (i) an increase of $2.3 million in net trading from higher trading activity primarily in municipals, corporates, and SBAs; (ii) an increase of $2.1 million in new issue and advisory related to U.S. insurance origination revenue; (iii) an increase of $1.9 million in asset management due primarily to the successful auction and liquidation of an Alesco CDO in the current quarter, and the accompanying $3.0 million of subordinated management fees in arrears that were recorded; partially offset by (iv) a decrease of $2.9 million in principal transactions due to unfavorable marks on the Company’s investments in CLO equity and other equity positions.

•                  The increase from the prior year quarter was comprised primarily of (i) an increase of $2.4 million in net trading from higher trading activity primarily in municipals, corporates, and GCF matched book repo; (ii) an increase of $3.0 million in asset management due primarily to the successful auction and liquidation of an Alesco CDO in the current quarter, and the accompanying $3.0 million of subordinated management fees in arrears that were recorded; partially offset by (iii) a decrease of $0.7 million in principal transactions due to unfavorable marks on the Company’s investments in CLO equity and EuroDekania; (iv) a decrease of $0.6 million in other revenue primarily due to the scheduled termination of our Star Asia revenue share in early 2018; and (v) a decrease of $0.2 million in new issue and advisory.

•                  Compensation and benefits expense as a percentage of revenue was 41% for the three months ended December 31, 2018, compared to 59% for the three months ended September 30, 2018, and 43% for the three months ended December 31, 2017. Compensation and benefits expense as a percentage of revenue was 51% for the year ended December 31, 2018, compared to 47% for the year ended December 31, 2017. The number of Cohen & Company employees was 88 as of December 31, 2018, compared to 86 as of September 30, 2018, and 88 as of December 31, 2017.

•                  Non-compensation operating expenses during the three months ended December 31, 2018 increased $2.2 million and $2.4 million from the prior quarter and prior year quarter, respectively. The increases from both prior periods were primarily due to higher consulting costs in the current quarter as a result of (i) the successful auction and liquidation of one of the Alesco CDOs that included receipt of $3.0 million of subordinated management fees in arrears, one-third, or $1.0 million, of which were owed to a subadvisor, and (ii) a $1.2 million referral fee due to a consultant related to U.S. insurance origination revenue.

•                  Interest expense during the three months ended December 31, 2018 increased $0.1 million and $0.4 million from the prior quarter and prior year quarter, respectively. The increase from the prior quarter was primarily due to $0.2 million of increased interest on redeemable financial instruments, partially offset by $0.1 million of reduced interest on convertible notes. The increase from the prior year quarter was primarily due to $0.3 million of increased interest on redeemable financial instruments, $0.1 million related to a new credit facility, and $0.1 million of increased interest on junior subordinated notes, partially offset by $0.1 million of reduced interest on convertible notes.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “Although disappointed with the financial results for the quarter, we continue to make progress executing on our strategic priorities, including the GCF repo, U.S. insurance asset management, and residential transition loan businesses. To that end, during the quarter, we increased the size of our GCF repo book by over $600 million and earned $2.1 million of new issue revenue from U.S. insurance asset origination. These businesses will help us diversify our company and grow revenue across business segments. We remain committed to enhancing stockholder value, and in the fourth quarter we continued to pay our quarterly dividend and repurchase shares.”

Total Equity and Dividend Declaration

•                  As of December 31, 2018, total equity was $42.4 million, compared to $48.2 million as of December 31, 2017.

•                  The Company’s Board of Directors has declared a dividend of $0.20 per share. The dividend will be payable on April 3, 2019, to stockholders of record on March 20, 2019.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 8990138, or request the Cohen & Company earnings call.  A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 8990138.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of December 31, 2018, the Company managed approximately $2.9 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of December 31, 2018, 83.7% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment is comprised primarily of investments that we have made for the purpose of earning an investment return rather than investments made to support our trading, matched book repo, or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,”  “ might,”  “will,”  “should,” “expect,” “plan,”  “anticipate,”  “believe,”  “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its European CLO will continue to be deferred or will be discontinued, and (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter.  Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods.  As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Year Ended
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17
Revenues
Net trading	$9,106	$6,816	$6,751	$29,298	$26,909
Asset management	4,708	2,818	1,696	12,536	7,897
New issue and advisory	2,105	—	2,347	2,979	6,340
Principal transactions	(466)	2,400	258	3,825	810
Other revenue	168	203	623	748	5,586
Total revenues	15,621	12,237	11,675	49,386	47,542
Operating expenses
Compensation and benefits	6,425	7,177	5,034	25,385	22,527
Business development, occupancy, equipment	759	725	702	2,995	2,723
Subscriptions, clearing, and execution	2,209	2,433	2,127	8,627	7,296
Professional services and other operating	3,855	1,483	1,651	8,459	7,345
Depreciation and amortization	85	63	62	261	249
Total operating expenses	13,333	11,881	9,576	45,727	40,140
Operating income (loss)	2,288	356	2,099	3,659	7,402
Non-operating income (expense)
Interest expense, net	(2,282)	(2,185)	(1,848)	(8,487)	(6,178)
Income (loss) before income tax expense (benefit)	6	(1,829)	251	(4,828)	1,224
Income tax expense (benefit)	418	(595)	(1,359)	(841)	(1,211)
Net income (loss)	(412)	(1,234)	1,610	(3,987)	2,435
Less: Net income (loss) attributable to the noncontrolling interest	6	(583)	97	(1,524)	371
Net income (loss) attributable to Cohen & Company Inc.	$(418)	$(651)	$1,513	$(2,463)	$2,064

Earnings per share

Basic
Net income (loss) attributable to Cohen & Company Inc.	$(418)	$(651)	$1,513	$(2,463)	$2,064
Basic shares outstanding	1,118	1,145	1,199	1,152	1,207
Net income (loss) attributable to Cohen & Company Inc. per share	$(0.37)	$(0.57)	$1.26	$(2.14)	$1.71

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$(418)	$(651)	$1,513	$(2,463)	$2,064
Net income (loss) attributable to the noncontrolling interest	6	(583)	97	(1,524)	371
Net interest attributable to convertible debt	—	—	565	—	1,154
Income tax and conversion adjustment	(206)	283	579	390	550
Enterprise net income (loss)	$(618)	$(951)	$2,754	$(3,597)	$4,139

Basic shares outstanding	1,118	1,145	1,199	1,152	1,207
Unrestricted Operating LLC membership units exchangeable into COHN	532	532	532	532	532
Additional dilutive shares	—	—	1,323	—	853
Fully diluted shares outstanding	1,650	1,677	3,054	1,684	2,592
Fully diluted net income (loss) per share	$(0.37)	$(0.57)	$0.90	$(2.14)	$1.60

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2018
	(unaudited)	December 31, 2017
Assets
Cash and cash equivalents	$14,106	$22,933
Receivables from brokers, dealers, and clearing agencies	129,812	103,596
Due from related parties	793	545
Other receivables	12,072	3,513
Investments - trading	301,235	202,257
Other investments, at fair value	13,768	12,867
Receivables under resale agreements	5,171,053	1,680,883
Goodwill	7,992	7,992
Other assets	3,621	1,672
Total assets	$5,654,452	$2,036,258

Liabilities
Payables to brokers, dealer, and clearing agencies	$201,598	$130,558
Accounts payable and other liabilities	11,452	5,208
Accrued compensation	5,254	4,406
Trading securities sold, not yet purchased	120,122	91,887
Securities sold under agreements to repurchase	5,210,587	1,692,279
Deferred income taxes	2,017	2,855
Redeemable financial instruments	17,448	16,732
Debt	43,536	44,177
Total liabilities	5,612,014	1,988,102

Equity
Voting nonconvertible preferred stock	5	5
Common stock	12	12
Additional paid-in capital	68,591	69,202
Accumulated other comprehensive loss	(908)	(850)
Accumulated deficit	(31,926)	(28,497)
Total stockholders’ equity	35,774	39,872
Noncontrolling interest	6,664	8,284
Total equity	42,438	48,156
Total liabilities and equity	$5,654,452	$2,036,258

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@cohenandcompany.com